GOLDEN GATE INVESTORS, INC.
1795 UNION STREET, 3RD FLOOR
SAN FRANCISCO, CALIFORNIA 94123

October 3, 2006

John C. Stuecheli
American HealthChoice, Inc.
7350 Hawk Road
Flower Mound, TX 75022

Dear John:

Reference is made to the Convertible Debenture dated December 29, 2005 issued by American HealthChoice, Inc. (“American”) to Golden Gate Investors, Inc. (“GGI”). All terms used herein and not otherwise defined shall have the definitions set forth in the Convertible Debenture.

Upon notification and verification that a Registration Statement for at least 30,000,000 Conversion Shares has been filed with the SEC, the acceleration of the Debenture issued by GGI on September 1, 2006 shall be withdrawn.

The Debenture Principal Amount shall be $475,000. The Purchase Price for the Debenture shall be $475,000. All amounts previously advanced by GGI to American, and any additional amounts advanced by GGI to American prior to the Effective Date, shall be applied to the Purchase Price.

Sincerely,

/s/ Travis W. Huff
Portfolio Manager

Acknowledged and agreed to:

American HealthChoice, Inc.
By: /s/ John C. Stuecheli
Title: Vice President-CFO